Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Event Date/Time: Nov. 17. 2008 / 10:00AM ET

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Joe Hete

Air Transport Services Group, Inc. - President, CEO

Quint Turner

Air Transport Services Group, Inc. - CFO

John Graber

Air Transport Services Group, Inc. - President-ABX Air

Joe Payne

Air Transport Services Group, Inc. - SVP, Corporate General Counsel

CONFERENCE CALL PARTICIPANTS

Charles Jack

Wall Street Access - Analyst

Jonathon Fite

KMF Investments - Analyst

Adam Ritzer

CRT Capital Holdings - Analyst

Phil Frohlich

Prescott Capital Management Group - Analyst

Kevin Starke

CRT Capital Holdings - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2008 Air Transport Services Group Inc. earnings conference call. My name is Heather and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session toward the end of today’s conference (Operator Instructions)

As a reminder, this conference is being recorded for replay services. I would now like to turn the presentation over to your host for today’s conference, Mr. Joe Hete, Chief Executive Officer of Air Transport Services Group. Please proceed.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Thank you, Heather, and good morning to everyone joining us for our third-quarter conference call. I’m Joe Hete, President and Chief Executive Officer of Air Transport Services Group. Here with me today are Quint Turner, our Chief Financial Officer; Joe Payne, Senior Vice President and Corporate General Counsel; and John Graber, the President of ABX Air.

I hope you have seen our third-quarter results and agree that they were much improved over the prior quarter and year. Our filing delay had nothing to do with the results themselves, which were strong. It was simply a matter of taking the time we needed to clarify the actual impact of DHL’s announcement last week. We obviously don’t have all the details of what they plan to do, but it is now clearer than ever that what we have been telling you all along is about to happen. ABX’s relationship with DHL in the United States will be winding down rapidly after January, as they convert to international-only service.

That’s a disappointment to us, because we worked hard to make them successful here. But it’s a tragedy for thousands of our employees and many others here in Wilmington, as you have probably seen in the news.

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Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

We are doing what we can to limit the impact for our own people and our community, but it’s going to be a rough time for many people that have done a great job with us for many years.

There’s always a possibility of a continuing role for ABX if DHL and UPS can’t come to an agreement, but we are not basing our plans on that. Everything we know today points towards us having no role in DHL’s US operations after the middle of next year, although we will continue to support them in other markets, as we do today, with 757 service in Latin America.

As DHL’s role in our business fades, I’m focused on the future. After Quint covers our third-quarter results and our current financial position, I’m going to talk about how we plan to manage through this transition and drive our business forward. Then we’ll take your questions. Quint?

Quint Turner - Air Transport Services Group, Inc. - CFO

Thanks, Joe. Good morning, everyone. I need to begin by advising everyone that during the course of this call, we may make projections or other forward-looking statements that involve risks and uncertainties, and our actual results and other future events may differ materially from those we may describe here.

Those factors include, but are not limited to, further reductions in the scope of services that ABX Air performs under its ACMI and Hub Services agreements with DHL and the rate at which those reductions occur; ABX Air’s ability to maintain cost and service level performance under the agreements; and ABX Air’s ability to redeploy its assets that are removed from service under the agreements with DHL and generate revenues and earnings from customers other than DHL, and the rate at which it can do so.

Also, our ability to remain in compliance with the terms and conditions of our credit agreements and otherwise satisfy our lenders; our ability to refinance indebtedness to DHL as required; and other factors that are contained from time to time in our filings with the Securities and Exchange Commission, including the Form 10-Q for the third quarter of 2008 that we filed last Thursday evening, our first and second quarter Form 10-Q; and our Form 10-K for the year ended December 31, 2007.

These forward-looking statements are based on information, plans and estimates as of the date of this call, and Air Transport Services Group undertakes no obligation to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future or other changes.

* * * * *

Despite distractions caused by DHL’s restructuring and the severe economic slowdown, our third-quarter results show continued growth and improved profitability across our principal business units. For the third quarter that ended September 30, revenues increased 41% to $403.1 million. Most of the growth is attributable to the businesses of Cargo Holdings International, the acquisition we closed at the end of last year. Those businesses contributed $100.4 million in the quarter, up from $89 million in the second quarter and $75.4 million in the first quarter.

Net earnings for the quarter doubled to $5 million, or $0.08 per share, with $2.9 million of that amount generated by the newly-acquired CHI businesses. Net earnings for the third quarter last year were $2.4 million, or $0.04 per share. In the second quarter this year, we had a loss of $526,000, or a penny per share. For the first nine months, revenues were $1.18 billion and net earnings were $8.2 million, or $0.13 per share. For the same period in 2007, revenues were $855.3 million and net earnings were $11.2 million, or $0.19 per share.

As you might recall, in the second quarter we had two nonrecurring charges that impacted nine-month earnings. First, there was a $2.5 million nonrecurring expense related to our Board’s 2007 review of the indication of interest from ASTAR Air Cargo. Second, there was a $2.2 million reserve taken in the second quarter for disputed legal and related expenses arising from an arbitration with DHL in 2007 on the allocation of non-DHL operating expenses.

DHL has agreed to reimburse the $2.2 million to ABX for these expenses, and we expect to reverse the $2.2 million reserve in the fourth quarter. In addition, both companies have agreed to fix ABX Air’s quarterly allocation of overhead expenses not subject to DHL’s reimbursement at $800,000 through the first quarter of 2009.

Operating cash flow for the first nine months more than doubled to $114.3 million from $52.4 million for the same period a year ago, primarily from additional cash being generated by our newly acquired CHI businesses.

Cash payments for capital expenditures were $96.6 million in the first nine months of ‘08 compared to $118.4 million in the first nine months of 2007, primarily for aircraft modification. A Boeing 757 and a Boeing 767 aircraft owned by CAM, or Cargo Aircraft Management, are currently being modified to full freighter configurations. We believe the total level of capital spending for 2008 will be approximately $129 million compared to $160 million in 2007.

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Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Earnings before interest, taxes, depreciation and amortization, or EBITDA, increased 86% to $38.6 million in the third quarter, up from $20.8 million for the third quarter of last year. This is a non-GAAP measure. There is a reconciliation of EBITDA to GAAP net income at the end of our third-quarter earnings release, which is posted on the ATSG website.

Interest expense, excluding DHL reimbursed interest, was $2.4 million in the third quarter. In the third quarter of 2007, we had net interest income of $200,000. The acquisition of the CHI businesses at the end of 2007 accounted for the increase in net interest expense. The CHI operations, including CAM, ATI and CCIA, contributed approximately $2.9 million and $6.2 million to net earnings for the three- and nine-month periods, after deducting interest expenses associated with the acquisition financing.

Turning to our business segments, third-quarter revenues from the two commercial agreements with DHL increased 6% to $276.8 million versus year-ago third quarter revenues of $260.6 million. The increase was largely due to the increase in reimbursed fuel expenses. Revenues from DHL expenses subject to markup declined 12% to $161.8 million. The lower markup was a result of the transfer back to DHL of three regional hub facilities and a logistics facility, a 23% drop in packaging volume and 10% fewer block hours flown by ABX Air in support of DHL’s network.

In October, ABX sold to DHL 14 of its DC-9 aircraft for $3.7 million under the put provisions in the ACMI agreement. ABX expects to sell up to 40 additional DC-9s to DHL for as much as $11 million as they are removed from the DHL network through the first half of 2009.

We have the opportunity to earn incremental markups each quarter for achieving certain cost-related targets under each commercial agreement. The total markup in the third quarter was $865,000, of which $590,000 was earned under the ACMI agreement and $275,000 was earned under the Hub Services agreement. In the third quarter of 2007, we earned $587,000 from ACMI markups, but no markups under the Hub Services agreement.

We announced last Monday that our wholly-owned subsidiary, ABX Air, had signed amendments to its principal commercial agreements with DHL Express to set fixed dollar markup payments. Until now, ABX Air earned markup revenues based on a percentage of eligible DHL-related expenses for each quarter, excluding fuel and related costs not eligible for markup, as well as revenues from reimbursement of all eligible DHL-related costs.

ABX Air also earned, as a percentage of eligible costs, incremental markup payments for achieving quarterly and annual cost goals and annual service goals. Under the amended agreements, base and incremental markup amounts are determined prior to each quarter and not calculated from expense levels for that quarter.

In the fourth quarter, DHL will pay ABX Air $11.4 million under the modified agreement, 6% more than the $10.8 million in markups that ABX Air earned in the fourth quarter of 2007. For the first quarter of 2009, DHL will pay ABX Air $5.6 million under the agreements.

As I said, earlier, DHL and ABX Air’s agreed-upon quarterly allocation of overhead expenses not subject to DHL reimbursement is fixed at $800,000 for both the fourth quarter this year and the first quarter next year. We expect to put back to DHL at least five of our Boeing 767 aircraft with passenger doors and realize approximately $22 million in cash proceeds.

In addition, there are five other 767s with capital leases that we expect to return to DHL, which will relieve our balance sheet of in excess of a $50 million liability.

Revenues for our ACMI Services segment, which represents results from our three cargo airlines, were $116.9 million, of which $37.4 million came from direct reimbursement of fuel and related items by ACMI and charter customers. Last year’s third-quarter revenues were $16.7 million, consisting solely of ABX Air’s charter results. The difference reflects greater available freighter capacity and contributions from Air Transport International, ATI, and Capital Cargo International Airlines, the two cargo airlines of the former CHI.

Compared with the second quarter of 2008, third-quarter ACMI Services revenues increased 10%, driven by expanded flying for the military. Approximately $1.5 million and $17 million of the growth in our ACMI business for the third quarter and first nine months was organic, mainly from ABX Air’s greater freighter capacity and additional block hours logged by seven Boeing 767 aircraft added to ABX Air’s fleet since March 31, 2007.

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Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

ACMI Services had pretax earnings of $890,000 for the third quarter versus a $773,000 operating loss in the second quarter. In the third quarter of 2007, ACMI Services had pretax earnings of $200,000. The quarter’s results were negatively impacted by the premature replacement of three engines for Boeing 727 aircraft owned by CCIA, resulting in a $585,000 charge.

We continue to add freighter capacity in this segment. CCIA’s first Boeing 757 went into ACMI revenue service in July under a multiyear contract with DHL in South America. And ATI began 767 service in September.

Additionally, ATI’s military business remains very strong, receiving a notice recently that the DC-8 Deep Pacific Combi service it provides to the military has been extended through September 30, 2009. The service, which was scheduled to expire at the end of 2008, provides quarterly revenues of approximately $11 million.

During the third quarter, our leasing business, Cargo Aircraft Management, or CAM, had 34 aircraft. Three Boeing 767 aircraft were dry-leased under a long-term agreement during the quarter to carriers outside the Company. The remaining 32 aircraft were leased to our airline subsidiaries.

As I said earlier, a Boeing 757 and Boeing 767 aircraft owned by CAM are currently being modified to full freighter configuration and are expected to go into service starting later this year or in early 2009. The 757 aircraft has a seven-year ACMI agreement already in place for DHL Latin American operations.

Pretax earnings for CAM were $4 million in the third quarter, imputing market lease rates and appropriate interest expense.

Under other activities are results of our aircraft maintenance and postal operations, some other smaller businesses and the net effect of asset sales and direct non-reimbursed corporate expenses. Revenues were $15.1 million, up from $8.7 million from the same period a year ago. The increase primarily reflects higher aircraft parts sales and maintenance services for other airlines.

Other activities had a pretax loss of $200,000 for the third quarter compared to a $2.5 million loss for the second quarter and $1.1 million in earnings for the third quarter of 2007. Increased corporate and administrative expense to support new business development was the primary reason for the loss.

Excluding SG&A, pretax earnings under other activities or businesses, including our postal contracts and maintenance business, was $2.3 million.

A third-quarter provision for income taxes included a $1.3 million benefit from the reduction in a tax reserve related to the closing of a prior-year return. That reduced the tax provision for the third quarter to $1 million compared to $2.3 million in tax expenses in the third quarter a year ago. Keep in mind that income tax expense for ATSG is a deferred non-cash item due to our NOL.

As you may recall, on June 28, 2008, one of ABX Air’s Boeing 767 aircraft caught fire in San Francisco before the engine started. Our insurance company has declared the aircraft a complete loss. It was insured for $30.3 million and had a net book value of $24.4 million as of September 30, 2008. We expect to report a gain in the fourth quarter of approximately $5.9 million from the receipt of the insurance proceeds in excess of the net book value.

If you’ve had a chance to review the 10-Q we filed last week, you will note that we included a discussion of some risk factors that pertain to the business, most of which relate primarily to our DHL business. There’s also some similar information in the liquidity section of the MD&A. I don’t want to emphasize any one of those items over the others, but simply note that we remain in compliance with our bank covenants today and we expect to remain in compliance in the future. That includes our main CHI credit facility, our aircraft loans and other promissory note with DHL.

We recognize that some of our creditors may see the evolutionary changes in our DHL relationship differently than we do. We continue to talk with them about our business and keep them well informed on both the issues we are negotiating and our general approach. Our view is that our wind down negotiations with DHL are far from complete on most issues and have not reached a stage that would suggest a satisfactory agreement on any critical issue is unlikely.

Obviously, we will brief our creditors as appropriate as negotiations continue and announce results on significant matters as we achieve them. In that regard, last month we hired a strategic advisory firm to help us as we model our financial performance and position under different scenarios and point us toward best-practice solutions to the issues we face. We expect to continue to work with them through this transitional period and benefit from their experience and perspective.

Now I will turn the call back to Joe Hete for his review of our operations and some other matters. Joe.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Thanks, Quint. Some of you were on our July 1 call when we discussed our strategy for growth after DHL and how we plan to develop and redeploy our aircraft assets. We have been refining those plans and have put some of the elements into action. Let me recap for you what we said then and where we stand today.

I began that call by talking about some key facts about our business. I said we have five principal operating units and we expect four of them to continue to grow and prosper, no matter what DHL chooses to do in Wilmington. That is still true today. The third-quarter results Quint just covered show how our ACMI and leasing businesses are driving our growth. We expect more of the same from them in the current quarter as well.

I said that our fleet of 767s is a critical, valuable asset. That’s also true especially in a soft market when older, less efficient aircraft are sitting idle. The advantages of our 767 over comparable-sized freighters extend well beyond fuel-efficiency. They are simply better, more reliable and more flexible aircraft, with payload flexibility, range, two-person crews, twin-engine efficiencies, high reliability and Category 3 low-visibility operating capabilities. We know all of that and, more important, our customers and competitors know it too.

I noted that we have a global presence, which means we can fly to where our customers need us, especially in parts of the world like Asia and Latin America, where demand is greatest and our level of service is rare. While I have nothing new to announce, we have letters of intent and are negotiating definitive agreements with potential customers. If we can convert those LOIs into signed definitive agreements, that would greatly expand our international footprint.

I told you that ABX Air is known around the world as a reliable, high-quality service provider with on-time service rates of better than 98% and world-class service offerings delivered by talented, highly-trained people. If I had the time, I could spend hours telling you about all of the times we have performed at levels beyond what our customers believed was possible. I won’t do that today, but I’m sure there are a number of industry people on this call who can vouch for what I am saying.

Another point we made last summer is that our DHL business is low-margin, and since it is based on cost plus contracts, it was built to stay that way. Don’t get me wrong — it’s been a great source of cash flow, which means a lot when you have a lot of expensive assets to cover. But our financial performance was never going to be great or growing with DHL contracts alone. It’s always been about what we could do with the cash we generate. On that score, I think we have a pretty good track record.

Since 2004, our non-DHL revenue has grown from $13 million to around $500 million this year. EBITDA from our non- DHL businesses this year will be more than 10 times the EBITDA we earned from them in 2004. I know investors are fixated on DHL, but if you look at our whole company, to us it looks like a pretty solid business with great prospects.

Our leasing business is expanding and will become much larger as we redeploy the aircraft currently in the DHL network. Our three airlines are well positioned in the ACMI market, with great service records and a range of integrated support services. I’m eager to see how we can perform in a post-DHL environment.

As we told you before, our plan is to put back to DHL virtually all of our DC-9s plus a number of the 27 767s that DHL is currently using as they release them. We will upgrade the 767s we keep and convert them into industry-standard freighters.

We have an agreement with IAI in Israel to convert up to 14 of those 767s at a cost per plane of about $11 million. Whether we choose to keep and modify that many will depend on a number of factors. But whatever the number, we will only keep aircraft we are convinced we can fly or lease at very attractive margins. If we don’t see that market developing the way we expect, we retain the option to sell them before or after they are modified.

That program is already underway. One of our nonstandard 767s was released by DHL at our request and sent to IAI in September, where it will serve as a prototype for the ones that will follow. We expect delivery of that first modified aircraft in the second quarter of 2009. We expect to follow that with others entering the IAI program on a much shorter 120-day schedule.

Timing on all 767 releases and our opportunity to exercise our puts is still up to DHL. Now that they have fixed January 30 as the end point of their domestic service, we expect to receive from them a schedule that will carry us through to midyear, their target for transition to UPS.

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Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

If we were to keep and redeploy 14 of our 767s now in DHL’s service, we eventually would have a total of 36 full freighters either under lease or in ACMI Service. That means we would still be the world’s number one independent source of medium wide-body cargo aircraft, a very strong position in any market.

We wouldn’t even consider keeping that many 767s if we didn’t believe we could place them under long-term contracts with attractive EBITDA margins. We have been successful doing that so far and have an excellent reputation in the global marketplace. All of the industry projections that I see points toward midsize wide-bodies as the fastest growing segment of the freighter market.

Today, we have three 767s under lease to third parties and 13 767s and one 757 in ACMI or charter service outside our DHL ACMI agreement. Two 767s and one 757 are due out of mod this year and another 767 is due out next year. And finally, we have agreed to purchase one more 767 when it completes the mod process next year.

You have probably seen news reports about contract talks with our ATI pilots. We’re also talking with the ABX and CCIA pilots. In fact, we are telling all of our employees that we must have compensation and work rules that allow us to be a competitive ACMI operator in the future. We have informed all of our ABX pilots that both our investors and creditors are paying close attention to those discussions. In fact, we have shared with them what some of our creditors have told us very directly, that they would be hesitant to support a business development plan without evidence of significant reductions in our operating costs.

In the current global recession, all cargo carriers are reporting substantial reductions in payloads, which inevitably affects rates. It’s clear that airlines that survive these market conditions will be the ones that offer the lowest cost option and, aside from fuel, labor costs are the biggest differentiating factor in those rates.

Let me give you an example. Based on an average $3400 per block hour rate for a 767 in ACMI service out of Miami, we would expect minimum monthly revenue of about $600,000. On the other hand, a 767 dry lease, which means the customer is responsible for all costs except depreciation, interest and insurance, runs about $275,000 per month. Plugging in today’s crew and maintenance costs on the ACMI side, the EBITDA margin percentage from a lease is three times what it would be on the ACMI side. Basically, it means we have a $50,000 to $60,000 operating cost gap between what we could make on a typical ACMI contract for a 767 versus what a typical lease would provide.

We recognize that many people are worried about their jobs in this economy. It’s not easy for me or anyone else here in Wilmington to lose thousands of good people who have worked with us for decades, dating back to the Airborne days. We are asking crew members and others we hope to retain to consider whether having no job is better than a job with wages, benefits and working conditions consistent with those prevailing today in a global ACMI industry.

Because that is the only basis on which we can sign new contracts, and those contracts in turn are the key to whether our ACMI business grows in the years ahead.

Of course, we still have other ways to make money besides flying and leasing aircraft. They include expanded aircraft maintenance and repair operations and additional high-margin mail-sorting contracts with the U.S. Postal Service.

DHL has indicated it’s willing to turn over the Wilmington Air Park to the state or local government, and we expect them to pursue that offer. We plan to stay as a tenant under the right circumstances. If we can work that out, our Board has authorized us to expand our maintenance, repair and overhaul business here, known as MRO in the industry. We want to support more third-party aircraft than we accommodate today and preserve many of the people and facilities we rely on to service our own aircraft now.

This business would also allow us to offer MRO, fuel management and other support services to our lease customers as part of a package.

And to be sure, there are some big obstacles we must deal with as we execute our plan. It is no secret that our CHI funding came with significant covenants, some of which could be pressured by events surrounding the wind down of our DHL relationship. We have pension benefit obligations to our employees and retirees that could be difficult to fund if DHL’s actions lead to termination of our pension plans. We’re asking DHL to acknowledge its social responsibility to those workers and strengthen the funding of those plans.

And we have to make sure that our overhead costs, including administrative costs, are in line with our competition without hurting our service record. In that regard, we have reduced more than 200 management and staff jobs and will continue to reduce further as necessary to reach our SG&A targets.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Keeping all of those issues in mind, I know I speak for our Board and our management team when I tell you that results like those we generated in the third quarter give me confidence that we can be a major competitive force in the air cargo marketplace anywhere in the world, with a mix of service options for customers that can complement their own aviation resources and future requirements.

We know we have to stay in compliance with our credit agreements and protect our access to liquidity in very tough financial times, and we are determined to reduce our costs substantially.

But I also share your shock and frustration at seeing our stock price at levels that value our entire company at less than the value of just one of our 767 freighters. I don’t know when that trend will reverse itself, but I’m confident that we will do our part to prove to you that this company has true long-term potential beyond DHL, with great people, real assets that we can put to work for solid, reputable customers.

Thank you for your continuing support. Now, moderator, let’s open the floor to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Charles Jack, Wall Street Access.

Charles Jack - Wall Street Access - Analyst

Hey, good morning guys, how are you doing? I guess first, just a housekeeping note. I was wondering if you could provide what the third-party block hours were for the quarter.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

For the third quarter entirely? Are you just talking about the ABX piece or all the entities combined, Charles?

Charles Jack - Wall Street Access - Analyst

Really as much detail as you would like to give.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

On the ABX side, it was about 5,222 hours in total. And for all of the entities on a combined basis, let’s see here — bear with me while I do the math quickly — just over 15,000.

Charles Jack - Wall Street Access - Analyst

Great, thanks. Given DHL’s recent announcement, have you had any talks with them recently about them ending their domestic service in January? I know they will probably provide you with a schedule later on, but does that change your outlook as to how the wind down was going to proceed over next year?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

I think to that end, Charles, we are constantly having discussions with DHL as their business model changes here in the US. And the only surprise I think is how quickly it wound down. If you go back to the May announcement, there was no hint that they would pull out of the domestic marketplace in its entirety. So certainly, the announcement that they made last week was a bit of a shift in terms of their strategic plan here in the US.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

So we did see the volumes dropping, since we process those on a daily basis and were wondering what the impact would be on their plan to transition to UPS. And so other than it terminating much quicker than what we anticipated, at least as far as the number of aircraft flying, no other surprises.

Charles Jack - Wall Street Access - Analyst

And will that change kind of how you are viewing - what you guys will be doing with the 767s over 2009 and into the future?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Until such time we get a schedule from DHL that tells us when those aircraft will be released from their network, we can’t start down the path of getting them modified. So depending upon the constraints that they put on us in that regard, it is going to determine how many of those get modified and in what kind of time frame.

Keep in mind that the proceeds from any puts, for example, we have to reinvest in like-kind assets within a 180-day period of receipt of those. So if you assume for a moment that we were to put aircraft to them in mid-2009, we essentially have to reinvest those proceeds by the end of ‘09 or early 2010. John Graber would like to weigh in as well.

John Graber - Air Transport Services Group, Inc. - President-ABX Air

Charles, good morning. We have had several discussions with DHL regarding the elimination of their domestic product, which is essentially all ground. We haven’t had a discussion yet regarding fleet plans. So the fleet plan that we have in place, though we know it is going to change, has not changed yet.

Charles Jack - Wall Street Access - Analyst

Okay. Got you. Any new updates at all on how you guys are thinking about the wind down issues, such as the payment or the termination payments, or maybe any timing on when we might hear more about that?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

That is an ongoing dialogue, Charles, and as soon as we have any clarity to any one of the issues, we certainly will advise the market accordingly. I think if you look at the two biggest ones, obviously, they are going to be any impact on the promissory note that we have with DHL, as well as the pension funding issue. As you saw in our 10-Q that we filed, we have reached agreement with them on the severance or retention piece for the employees, which obviously is critical to those folks as they continue to provide an outstanding level of service for DHL. And I think DHL stepped up in a big way at least as far as the severance and retention goes.

Charles Jack - Wall Street Access - Analyst

Got you. And I guess maybe just finally, it looked like third-party operations were a little improved versus last quarter. Are you looking for further margin improvement in the fourth quarter or do you kind of think the recent economic headwinds will impede any further improvement?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Certainly the overall economic impact around the globe, we are going to feel a little bit of it, as I’m sure the retailers, as you’ve seen, are expecting lower Holiday season volumes. Of course, transportation of those products via air is a key driver for us. So while we expected to see a normal surge in the late November/early December time frame, I think it’s going to be a little bit less than what we had originally anticipated. I know anybody in the transportation sector is looking for opportunities to reduce their costs. And on that front, the good news was fuel prices have come down. But certainly, as commodity shipping levels fall off, flights are going to be pulled back to a greater degree than what we have seen in the past.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Charles Jack - Wall Street Access - Analyst

Okay, great. Thanks, guys.

Operator

Jonathon Fite, [KMF Investments].

Jonathon Fite - KMF Investments - Analyst

Good morning, gentlemen. In your press release and comments this morning, you outlined in the overhead costs not associated with the DHL business are about $800,000 per quarter. Should this be a decent proxy for the run rate overhead burn once the DHL business fully winds down?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Now, keep in mind, Jonathon, that allocation is based on a percentage of what DHL businesses is of our total book of business. There was a whole lot of different calculations that went into what that covers, not just the SG&A piece, but some flight and maintenance overheads under ABX Air. So I would not use that as a primary indicator for what SG&A would like look like on a go-forward basis.

Jonathon Fite - KMF Investments - Analyst

Well, given DHL wants to try to really only understand what their portion of that burn it is, why would it be much larger than that?

Quint Turner - Air Transport Services Group, Inc. - CFO

They wouldn’t be, Jonathan. We absorb — as you know, that is the piece that DHL currently pays for what would be allocated of ABX Air’s SG&A. Keep in mind, you’ve got the other entities as well as ATSG, which we currently already absorb those costs. And this was just the piece inside of ABX Air that was related to ABX Air’s non-DHL business.

Jonathon Fite - KMF Investments - Analyst

So, moving forward, can you guys give us any view — I mean, you guys have had a lot of time to plan and dissect and understand the implications of the DHL business going away. As this business fully ramps down, is there a view you can provide and say, here is what the total overhead figure should look like going forward?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

I think to that end, one of the key determinants there is going to be what does ABX look like in a post-DHL environment. If, for example, ABX was operating as an ACMI carrier and was flying 20 to 30 aircraft, it would dictate one type of overhead component. And if we can’t come to an agreement that allows us to continue to operate ABX as a profitable ACMI carrier and we took whatever assets we had in the way of 767s and put them in a leasing environment, that overhead component is going to be much lower.

Suffice it to say we estimate that the overhead component in life after DHL will be probably in the 25% to 30% of what it is today range.

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Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Jonathon Fite - KMF Investments - Analyst

25% to 30% of ATSG’s total overhead or just ABX?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

ABX total.

Jonathon Fite - KMF Investments - Analyst

So 25% to 30% of the ABX total today is going to carry forward to support all the remaining businesses?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Yes, sir.

Jonathon Fite - KMF Investments - Analyst

And you had mentioned about 200 jobs have already been cut from the management plan. I guess this is part of your wind-down plan for management between now and January?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

That is correct.

Jonathon Fite - KMF Investments - Analyst

Is that in line with your expectation ahead of the curve, or is there still some room to go to get up to where you expect that plan to be?

John Graber - Air Transport Services Group, Inc. - President-ABX Air

Jonathon, this is John Graber. Good morning. I think that is probably ahead of the curve. We have been working with as many of our employees as we can who want to leave on a voluntary basis, as opposed to forcing people out the door. And we have tried to take as many volunteers as possible, and we have actually stretched the organization and let more SG&A folks leave than our original plan.

Jonathon Fite - KMF Investments - Analyst

Okay, thanks for that clarification, Mr. Graber. Moving on to another topic, on June 5, ATSG issued a fairly explicit press release emphasizing — reiterating the Company’s strong liquidity position. Given that it was clear for several months now that liquidity may be a concern for your shareholders, I’m not quite sure I understand why you would lock yourself into an agreement with IAI to prepay the expenses associated with all 14 planes and why more caution wasn’t really use, knowing flexibility was paramount to liquidity in these uncertain times.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Jonathon, I think you misunderstand what we agreed to with IAI. What we agreed to was the nonrecurring engineering costs for the 14 aircraft. The actual modification agreement, which is where the majority of the dollars would be spent, is only locked in for up to seven aircraft.

Jonathon Fite - KMF Investments - Analyst

And so that nonrecurring engineering cost was the same for one plane versus all 14 and the parts that were pre-ordered with that?

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Joe Hete - Air Transport Services Group, Inc. - President, CEO

The engineering is the same because it is basically you are doing the design work on the initial prototype. So that is an amount all by itself. And whether you complete the modification of one aircraft or 100 aircraft, that portion of it is going to be the same.

There is a minimal amount of pre-ordering of parts, and that really hasn’t occurred as yet, as we don’t know what the parts would look like. But at a certain point in time, over the next month or two, we will know what that initial order should look like. And it is not over committing us, so to speak; it is a very nominal commitment in terms of any kind of cancellation that would occur.

Quint Turner - Air Transport Services Group, Inc. - CFO

Jonathon, in the Q, in Note I on page 16, you will find some disclosure with respect to the IAI conversion agreement, which talks about what we are committed to. As Joe says, we do retain flexibility; it’s not as if we have firm commitments today, and, as you said, pre-paid — I think you said pre-paid the modification cost on 14 aircraft.

Jonathon Fite - KMF Investments - Analyst

The implication on the statements in the Q seemed to be that those were costs that you have contingency for that was kind of a pending contingency that you really couldn’t get out from. Are you saying if the volume was to decline that the dollars associated with those contingencies may decline as well?

Quint Turner - Air Transport Services Group, Inc. - CFO

I think the Q said that there was approximately $6 million of nonrecurring engineering and about $7.1 million associated with conversion part kits which has been ordered which we are committed to today. $13.1 million in total. And that if we should choose, because the agreement is to modify up to 14, we could cut substantially the number of modifications that the company performs.

And I think, as Joe said, we had with the vendor pretty much locked in to seven of those 14. Beyond that, we have a lot of flexibility to scale that back should conditions tell us that that is the right change.

John Graber - Air Transport Services Group, Inc. - President-ABX Air

And Jonathon, the other thing to think about when it comes to modifications on our fleet, given our fleet configuration, it would considerably constrict us if we did not have the ability to know what mod slots were available in the future. So those are very valuable to us going forward, if you believe that there is a market for 767 freighters.

Joe Hete - Air Transport Services Group, Inc. - CEO

Jonathon, just as FYI, the IAI modification agreement was filed with the 10-Q. So if you want to dig into it a little bit deeper, then you certainly have the opportunity to do that.

Jonathon Fite - KMF Investments - Analyst

Okay. And while I think we all agree now there doesn’t seem to be any kind of near-term crisis mode for the company as it relates to liquidity, how would you — what would you say you are doing now to ensure liquidity doesn’t become a crisis issue in the coming months?

Quint Turner - Air Transport Services Group, Inc. - CFO

Well, one of the things that we did right away on May 28 when the announcement came out is review our spending plans with respect to aircraft and CapEx. And we substantially scaled that back as compared to the plan that we had been operating under prior to the DHL announcement.

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Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

In effect, really, the biggest CapEx spending we have going forward — and that will play out over 2.5 years — is related to these aircraft that we talked about. In total, if you did all 14, I think we estimated about $150 million over 2.5 years. And, as I said, that could be substantially scaled back if we elected.

Previous to that, Jonathon, we had been targeting buying approximately 4 additional airframes per year starting in 2009. I think after the first couple in ‘09, we were transitioning to 767-300s, which in a fully-modified state — and Joe, help me out here — but those are substantially more expensive — I think $35 million to $40 million per copy.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Correct.

Quint Turner - Air Transport Services Group, Inc. - CFO

So we cut out, in terms of our CapEx compared to the previous plan, roughly — over the course of two, three years, what, Joe?

Joe Hete- Air Transport Services Group, Inc. President CEO

About — figure $120 million to $150 million is what we had planned to do. And now if you look at the revised plan, at least as far as — and that was growth CapEx — if you look at from a growth CapEx perspective, it is all tied into modifying the PCs to SF. So over that same period of time, you’re talking about $150 million in total versus an average of $120 million to $150 million per year.

Jonathon Fite - KMF Investments - Analyst

So while that is great from an alternative plan for your growth CapEx, none of the arbitration updates that you provided any details regarding the arbitration status on the called DHL note. Where are you guys with the DHL note?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

I will let Joe Payne respond to that question.

Joe Payne - Air Transport Services Group, Inc. - SVP, Corporate General Counsel

This is Joe Payne. The note actually wasn’t the subject of the arbitration. There was some conversations that we’ve had with DHL, obviously, about the note and we have disclosed those. Recently, as we look at DHL winding down their domestic service, we are engaging them again in discussions with respect to the note. But I am not really not in a position at this time to elaborate further on that.

Quint Turner - Air Transport Services Group, Inc. - CFO

Jonathon, we are going to have to limit you here. We have a couple —

Jonathon Fite - KMF Investments - Analyst

All right. I will get back in queue, Quint.

Operator

Adam Ritzer, CRT Capital.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Adam Ritzer - CRT Capital - Analyst

Just a few things. I appreciate, first of all, a little more color than on the last few calls; that is helpful. Could you tell us the name of the strategic advisory firm you hired?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

It’s Development Specialists Inc.

Adam Ritzer - CRT Capital - Analyst

Okay, I guess that helps. Could you give us an idea of your comfort level on getting the ability to use Wilmington at what you think are attractive terms?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

I think everything that we have seen so far — you know, DHL, through John Mullen, the CEO of DHL on a global basis, has committed to the Mayor of Wilmington that they would certainly be willing to consider donating the Air Park itself, whether that goes to a local governmental or quasi-governmental body or to the state certainly is an open question. But there has been no resistance that I am aware of to such a thing occurring.

If it does, we have already started a dialogue with those state and local officials in regard to our staying here as a tenant. Certainly everyone is focused on trying to retain jobs, and while there are no current prospects in the hopper, so to speak, to be able to take up residency here, we are. And with our MRO business, we do continue to have access to the facility. We will kick off our expanded version of our MRO business sometime in the end of the first, beginning of the second quarter of next year. So that in itself will probably generate somewhere on the order of between 300 and 400 jobs right out of the block.

Adam Ritzer - CRT Capital - Analyst

Okay. So I mean, again, I think you and I have talked about what you think are attractive terms, and it seems you are pretty confident something positive is going to happen there, so that is good.

In terms of your debt, you mentioned that on the leases, the 767 leases, which is about $50 million are going to go back. Did you also say the 727 leases go back?

Quint Turner - Air Transport Services Group, Inc. - CFO

No, Adam, those are with the CCIA and an outside entity, and those will stay. On the $50 million just in terms of the cash flow to give you a perspective there, those aircraft — and I think you probably know this — but those were impaired back in ‘03 when the transaction occurred. And they have been — those five aircraft under the DHL ACMI agreement.

So we have been getting reimbursed on an impaired asset value, and the cash flows from depreciation associated with those five airplanes collectively is around $2.5 million a year that DHL would reimburse us. But the cash outflows for the Company to amortize that debt principal, and remember that debt goes back pre-DHL, is roughly about $10 million a year.

So we are sort of upside down (multiple speakers) about $7.5 million a year in cash outflow. So certainly relieving the balance sheet of that obligation, it goes back to the previous caller’s question about liquidity as well; is a very positive thing from that standpoint. And if there is something good, I guess — and it’s hard to find, I guess, in terms of what’s happened with DHL — that would certainly be expected be very helpful to our balance sheet.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Adam Ritzer - CRT Capital - Analyst

Okay. In terms of also getting lucky, this airplane fire, I don’t know if you consider that getting lucky, but $30 million in proceeds from insurance, are you guys just going to keep that to have liquidity now or is there anything that you have to pay down right now?

Quint Turner - Air Transport Services Group, Inc. - CFO

We do plan to amortize it — we began amortizing our term loan next year that’s part of the CHI financing. We continue to amortize the asset-backed loans that we have. And certainly, as Joe said, we do have some reinvestment options with the proceeds in terms of funding of this two-and-a-half year mod program that we’ve talked about. And, of course, we also retain the right to decide to pay down debt if we should choose to do that and it is in our best interest.

Adam Ritzer - CRT Capital - Analyst

Great.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

We do have an aircraft that we have to acquire in January, assuming the certification process is done, which is the last of the — actually the only aircraft that Boeing Aeronavali modified, and it goes back to the original CHI agreement.

Adam Ritzer - CRT Capital - Analyst

Right, right. Can you talk any more about the DHL put? I notice that — I know you had a backup facility of $90 million to help pay that off if there was a change of control. That backup facility expires at the end of January. Obviously, you are not going to know from DHL what happens until after that. What can you do about that put or extending the backup facility there?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Adam, I think there are two issues. The put is with respect to the aircraft. The backup facility is in regard to the promissory note to DHL.

Adam Ritzer - CRT Capital - Analyst

Right. I’m sorry. I mean the promissory note, my bad. So how do we — I mean, it’s $90 million, and if that backup that was granted when you purchased CHI, is that just going to be out there? Do you have any other ideas on how to get rid of that? Because if you could — obviously, you mentioned how cheap the stock is — it would be nice to go in there and buy back 10, 20 million shares of stock at $0.20, $0.30, $0.50 if you get out of that put. How do we handle that?

Quint Turner - Air Transport Services Group, Inc. - CFO

Certainly the situation has facilitated, I guess, discussion between all of the parties involved, and we have got — we have ongoing discussions not only with the source of the contingent financing, but also DHL, with respect to the note. I guess at this point, it’s kind of what we refer to in our script as an issue that while not yet resolved, is not to a stage where we would say that it could have an unsatisfactory outcome. We recognize the opportunity presented perhaps to resolve an issue there, and we are hopeful that we will be able to work something out between all the parties.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

On the note, Adam, it’s a valid instrument. It’s payable in 2028, which we don’t have any disagreement with. The disagreement, I guess, is to DHL’s assertion that the change of control has occurred.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Adam Ritzer - CRT Capital - Analyst

Right, right.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

—whether that in fact has happened.

Adam Ritzer - CRT Capital - Analyst

So the change of control is in effect now, is that what you just said?

Joe Payne - Air Transport Services Group, Inc. - SVP, Corporate General Counsel

No — this is Joe Payne. Joe was just indicating that we don’t believe a change of control occurred.

Adam Ritzer - CRT Capital - Analyst

Okay, right. So the change of control issue is still part of the discussions.

Joe Payne - Air Transport Services Group, Inc. - SVP, Corporate General Counsel

It is part of the discussions. I mean, both parties agreed — ABX and DHL agreed — to stand down from that a while back, and there hasn’t been any further activity on that matter. That doesn’t mean to say that there couldn’t be. But in more recent announcements by DHL, certainly we renewed conversations with them on a whole host of matters, including the promissory note.

Adam Ritzer - CRT Capital - Analyst

Okay, understand. Can you talk some more about the value of the planes that you can put back? I think right now the number is 27, 28, something of that nature. You said you might keep up to 14. Can you give us the valuations of the remaining planes?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

If you look at the aircraft that are still in the DHL network, as we mentioned during the opening remarks, we have one aircraft, one PC, that is currently in modification. So that is why we got down to — less the one aircraft that caught fire. So the original DHL agreement was based on 29 767s.

A lot of the remaining 27, as Quint noted, five of those are the capital lease airplanes. They will come out. So out of the remaining aircraft, 18 PCs, they each have an average value today of somewhere between $4.5 million to $5 million, net book value. And keep in mind the put is at the lower of fair market or book.

If you look at the four SFs, three of those SFs have a book value of approximately $24 million fair market value, depending upon what — final appraisal that would come in, somewhere $21 million, $22 million a tail. And then the fourth aircraft of those four was one that when it was acquired was prior to the DHL acquisition of Airborne, so the original airframe was impaired. It has a net book value of less than $15 million —.

Adam Ritzer - CRT Capital - Analyst

Okay. So if I do some quick math and add it all up, it looks like you are talking are around $100 million or so. Is that —?

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Joe Hete - Air Transport Services Group, Inc. - President, CEO

If you did all the aircraft in total, Adam, the 18 PCs would probably be somewhere on the order of about $87 million to $90 million.

Adam Ritzer - CRT Capital - Analyst

For those, okay.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

And the SF, depending upon what kind of value, you would have three of them at lower or fair market value or book, so call it $60 million

Adam Ritzer - CRT Capital - Analyst

Sixty something — right.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

— and then the last one, which is well below fair market and below book, is not one that we would probably lean toward putting, since the market value is much higher than the current book value.

Adam Ritzer - CRT Capital - Analyst

Okay. So it looks like it’s closer to 150 or something like that —

Joe Hete - Air Transport Services Group, Inc. - President, CEO

That is correct.

Adam Ritzer - CRT Capital - Analyst

— which I guess is what you are saying is, we put those back roughly $150 million, we think. We could have an agreement to refurbish up to 14 planes for $11 million a pop, gets to $150 million. So I could see where the math comes in.

Can you — I know you gave a little more color on the dry lease. You said a dry lease generates about $275,000 per month. You said it had three times the EBITDA margins of just an ACMI agreement —

Joe Hete - Air Transport Services Group, Inc. - President, CEO

margin percentage.

Adam Ritzer - CRT Capital - Analyst

Right. Could you tell us roughly what those margin percentages are, so we have an idea of what kind of returns you could generate?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Well, I think if you look at the lease, it’s really easy. I mean, the only thing you’re going to back out that is an interest cost and depreciation. And we depreciate 767 assets over 15 years in ABX, and 20 if it goes under CAM. And so you can do the basic math there.

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Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

And then if you talk about the ACMI piece, you’ve got all of the costs associated with that. We targeted a revenue bucket of about $600,000 for the ACMI and then you can back the numbers out accordingly. But you are in a 90-plus percent in terms of an EBITDA on a lease basis —

Adam Ritzer - CRT Capital - Analyst

Right.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

A third of that is roughly 30-some percent on ACMI.

Adam Ritzer - CRT Capital - Analyst

Okay. So it would seem like your intention — you just announced the three dry leases recently with CAM. Clearly, if you could set these up under long-term agreements or dry leases, that is the way you want to go.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

I think it is a combination of the two. What we wanted to do is retain utmost flexibility. For a customer to take on an aircraft type that they don’t operate today, like a 767, and if you look around the globe in terms of who, on an ACMI or other basis, operates 767s, it’s a pretty small number.

So when a customer wants to get into a new aircraft type, for example, many times they will want to ACMI them first, and then at some later date either go out and procure their own similar type aircraft or convert that ACMI to a dry lease opportunity. So I think it is in the best interest of us to be able to offer both ACMI and dry-lease options —.

Adam Ritzer - CRT Capital - Analyst

Okay. What kind of terms are the ACMI? Are they one year, two years? You mentioned a seven-year deal with DHL in Latin America. What kind of the length do these have typically?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

A lot of it is dependent upon what the customer’s specific requirement is. And in regard to the DHL one, for example, that was born of a DHL request to get into the 757. It’s a new aircraft type for CCIA. So they had to go out and make an investment based on a specific DHL request.

But in many cases, they run one, two — it depends on how much is involved in the setup and establishment in regards to, say, our ANA flying. That was a two-year agreement because there is a significant amount of cost from a startup standpoint to open up domicile on an overseas basis, and you want to be able to amortize those over a reasonable period of time.

Quint Turner - Air Transport Services Group, Inc. - CFO

That is the ACMI side, Adam, but the dry lease agreements typically are five, seven years.

Adam Ritzer - CRT Capital - Analyst

Okay, great. That is it for me. I really appreciate it, guys. Thank you.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Operator

Phil Frohlich, Prescott Group.

Phil Frohlich - Prescott Group - Analyst

Good morning, gentlemen. Pursue a little bit more on the DHL note. On its face, it is due when — 2028?

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Correct.

Phil Frohlich - Prescott Group - Analyst

What — there seems to be a general presumption in the market that the termination of the ACMI contract will terminate the note. Is that necessarily true? Can you walk through just the provisions of the note related to your activities with DHL?

Quint Turner - Air Transport Services Group, Inc. - CFO

Yes. In terms, Phil, of the general perception, I guess I’m kind of surprised to hear you say that, because I don’t know that the market thinks that the note terminates concurrently with the ACMI agreement. They are separate instruments. And as you point out, the note has a term that would run through 2028, with interest at 5%.

Phil Frohlich - Prescott Group - Analyst

Okay. So if there hasn’t been a change of control or if DHL were to unilaterally call the note, can you walk through what the process would be? You would basically end up in court, wouldn’t you? I mean it — it’s an unsecured note. Can you just talk about the process that DHL would follow?

Joe Payne - Air Transport Services Group, Inc. - SVP, Corporate General Counsel

Sure, this is Joe Payne. The note does stand on its own bond. It is not associated with the ACMI or Hub agreement, except to the extent it provides that the interest under the note is reimbursed under those agreements. If there was a dispute over the note, whether it would be accelerated, it would have to be resolved in court. It would be in New York. It wouldn’t be subject to arbitration or something like that.

Phil Frohlich - Prescott Group - Analyst

All right. And my second question is pension plans. Can you help to frame the issues there and the exposures there? You talked about the possible termination of the plan.

Quint Turner - Air Transport Services Group, Inc. - CFO

Of course, again, there is different scenarios you can look at. But if, for example, under the most Draconian, I guess, scenario is where the Pension Benefit Guaranty Corporation were to come in and say you have to terminate and settle the plans. In that case, you calculate, based on what lump sum payouts are to plan participants or annuities, usually using a pretty low discount rate, what the payout would be. And in that case, it would be significant.

As you probably have seen in the news, our defined benefit pension plan, like everyone else who has one, has suffered through the tribulations in the market. And as a result, plan asset returns for the current year are below targeted levels. And so that has exacerbated the problem.

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Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

But we — again, we would anticipate that as employees leave the payroll, certainly they no longer earn benefits under the pension plan formula. And so that in and of itself has a lessening impact on what the expenses are and the future cash flows are that you would have to use to service the plan in a go-forward mode.

But if it were to be terminated, that is a different situation, and there you would require significant cash outflow in order to settle the plans.

Phil Frohlich - Prescott Group - Analyst

Okay. Are there any provisions in your agreements with DHL that talk about the underfunded status and making up the funding of the underfunded status?

Quint Turner - Air Transport Services Group, Inc. - CFO

I think what we have said is that certainly we are talking to DHL about the issue of the pension plans, the funded status and what we believe is certainly a social responsibility if not contractual responsibility related to the plan. I think, Phil, at this time we really wouldn’t want to comment, given that those discussions are underway. And we will certainly be prepared to update investors as we get farther down the path with DHL on that issue.

Phil Frohlich - Prescott Group - Analyst

Right. My question was really centered more towards the agreements themselves. Within the four corners of the documents, are there any provisions related to an underfunding situation?

Joe Hete - Air Transport Services Group, Inc. – President & CEO

There is nothing specific in that regard.

Phil Frohlich - Prescott Group - Analyst

Okay. And then lastly, can you talk about, with the changes from a GAAP standpoint, your balance sheet includes several — over $100 million in excess of the accumulated benefit obligation. Can you talk about how GAAP would treat that, given the announcement DHL has made?

Quint Turner - Air Transport Services Group, Inc. - CFO

Well, one thing we would expect to have is as plan participants leave the plan, due to the wind down of the operation and employees leaving the payroll, is curtailment accounting with respect to the pension plan. We have two pension plans. One is a pilot pension plan; the other a non-pilot defined benefit plan. And we expect to see curtailment accounting in the fourth quarter due to the number of participants that we foresee leaving the plan.

And essentially what happens there is that there is an adjustment — the balance sheet today is stated based on the projected benefit obligation. It used to be the accumulated obligation that you referred to. But at the end of 2006, GAAP came out with some new rulings that required companies to state that as a PBO. So for planned participants who leave the plan, their PBO essentially becomes the ABO, based on the service that they have earned to date. And so there is a reduction in some of those liabilities that are on the balance sheet associated with the restating the future obligation based on earned credits rather than projected credits.

And it gets pretty complicated, and obviously I don’t want to go through the GAAP too much here. I’ll have people hanging up, I’m afraid. But we will have curtailment accounting to deal with, we expect, in the fourth quarter.

Phil Frohlich - Prescott Group - Analyst

Exactly. That is it for me guys, thanks.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Operator

Kevin Starke, CRT Capital.

Kevin Starke - CRT Capital - Analyst

Good morning. I think you mentioned that you are doing an appraisal of your fleet. Is that right?

Quint Turner - Air Transport Services Group, Inc. - CFO

We do that as part of the requirement of our credit facility annually. And it is usually around the fourth quarter.

Kevin Starke - CRT Capital - Analyst

Would you make the results of that public?

Quint Turner - Air Transport Services Group, Inc. - CFO

We have talked to it in general, but we do not publish the actual appraisal. I think we have talked about our 767 values, our DC-9 values at some length. Suffice it to say that the comments we have made are based on appraisals that we have done. So I think it is pretty —

Kevin Starke - CRT Capital - Analyst

When you do the appraisal — I’m sorry —

Quint Turner - Air Transport Services Group, Inc. - CFO

I’m sorry?

Kevin Starke - CRT Capital - Analyst

When you did the appraisal last year, did the value come out above the $270 million term loan?

Quint Turner - Air Transport Services Group, Inc. - CFO

Yes, the collateral in the combined company, ATSG, it is well-collateralized in terms of the asset values compared to the loan value, yes.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

And it’s not just the 270; that is all loan values, both the asset-backed loans as well as the 270.

Quint Turner - Air Transport Services Group, Inc. - CFO

Right.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

Kevin Starke - CRT Capital - Analyst

The finer points of the DHL promissory note involve a calculation of ABX’s shareholders’ equity. I’m not clear if that means now ATSG shareholder equity or the ABX sub? And if it is the latter, would you be able to tell us that number?

Quint Turner - Air Transport Services Group, Inc. - CFO

It is ABX Air’s equity. It is in excess of $100 million currently. So unless there were to be a write-off of equity, you can read those provisions and say we are above $100 million.

Kevin Starke - CRT Capital - Analyst

Right. In the 10-Q, you mentioned that some of the term loan lenders have “questions” whether a material adverse event has taken place. But that does seem different than actually declaring an MAE. I’m wondering if any percentage of them have actually declared the material adverse events?

Quint Turner - Air Transport Services Group, Inc. - CFO

There has been no one who has declared a material adverse event. Although, as we indicated, certainly there have been comments and questions with respect to that under the provisions of the credit agreement.

Kevin Starke - CRT Capital - Analyst

Okay. And the last question, and I apologize if this question was asked. The replacement financing for the DHL note, if it ever comes into play, I guess the commitment expires in January. Have you had any discussions about extending that?

Quint Turner - Air Transport Services Group, Inc. - CFO

We are in discussions, as we said earlier, with the potential lenders under that facility, as well as DHL, with respect to that obligation.

Kevin Starke - CRT Capital - Analyst

Can you comment on the tone or initial —?

Quint Turner - Air Transport Services Group, Inc. - CFO

No, no further comments at this time.

Kevin Starke - CRT Capital - Analyst

Okay, thank you very much.

Operator

As the Q&A portion has come to an end, I would like to turn the call back over to Mr. Hete for closing remarks.

Joe Hete - Air Transport Services Group, Inc. - President, CEO

Thank you, Heather. I don’t want to end this call without expressing my thanks and best wishes to thousands of fine ABX Air employees in Wilmington and across the country who have worked so hard to support DHL’s domestic business. John Mullen, the head of DHL’s worldwide business, called the contributions of our employees simply outstanding when he testified before Congress. I am sure I speak for all of our investors when I say I second his praise.

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FINAL TRANSCRIPT

Nov. 17. 2008 / 10:00AM ET, ATSG - Q3 2008 Air Transport Services Group, Inc. Earnings Conference Call

I’m challenging those who remain in what will become a much different company to deliver the same great performance for our dozens of other customers, and in turn, generate great returns for our shareholders. I expect them to rise to that challenge in the months to come. Thank you and have a quality day.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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